Exhibit 99.1

Release:	4:00 P.M. July 24, 2019

Contact:	Investor Relations Department

212-365-6721

IR@MetropolitanBankNY.com

Metropolitan Bank Holding Corp. Reports Core Earnings Growth and Sustained Growth in Loans and Deposits

NEW YORK, July 24, 2019 – Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), today reported net income of $6.1 million, or $0.71 per diluted common share, for the second quarter of 2019, as compared to $5.9 million, or $0.70 per diluted common share, for the second quarter of 2018.

For the six months ended June 30, 2019, the Company reported net income of $14.6 million, or $1.72 per diluted common share, compared to $12.2 million, or $1.46 per diluted common share, for the six months ended June 30, 2018.

Financial Highlights for the second quarter of 2019 include:

•	GAAP net income decreased $2.4 million to $6.1 million, or $0.71 per diluted common share, for the second quarter of 2019, as compared to GAAP net income of $8.5 million, or $1.01 per diluted common share, for the first quarter of 2019. Core earnings (a non-GAAP measure) increased $471,000 to $6.1 million, or $0.71 per diluted common share, for the second quarter of 2019, as compared to core earnings of $5.6 million, or $0.66 per diluted common share, for the first quarter of 2019. Core earnings excludes the $2.9 million (on an after-tax basis) recovery of loan losses, in the first quarter of 2019, related to taxi medallion loans. See reconciliation to GAAP measures on page 15.

•	Total assets increased $778.0 million or 35.6% to $2.96 billion at June 30, 2019, as compared to $2.18 billion at December 31, 2018. Total assets increased $415.4 million or 16.3% to $2.96 billion at June 30, 2019, as compared to $2.55 billion at March 31, 2019.

•	Total loans increased $470.4 million, or 25.2%, to $2.34 billion at June 30, 2019, as compared to $1.87 billion at December 31, 2018. For the three and six months ended June 30, 2019, the Bank’s organic loan production was $299.7 million and $571.9 million, respectively, as compared to $153.8 million and $390.6 million for the three and six months ended June 30, 2018, respectively. Total loans increased $233.2 million or 11.1% to $2.34 billion at June 30, 2019, as compared to $2.10 billion at March 31, 2019.

•	Total deposits increased $715.6 million, or 43.1%, to $2.38 billion at June 30, 2019, as compared to $1.66 billion at December 31, 2018. This growth in deposits was across the Bank’s deposit verticals.

•	The loan-to-deposit ratio decreased to 98.3% at June 30, 2019, as compared to 112.3% at December 31, 2018.

•	Non-interest-bearing deposits increased 38.2% to $1.10 billion at June 30, 2019, as compared to $798.6 million at December 31, 2018. Interest-bearing deposits increased 47.7% to $1.27 billion at June 30, 2019 as compared to $862.0 million at December 31, 2018.

•	Net interest margin decreased 12 basis points to 3.47% for the second quarter of 2019 from 3.59% for the second quarter of 2018. For the six months ended June 30, 2019, net interest margin decreased to 3.57%, as compared to 3.63% for the same period in 2018.

•	The provision for loan losses for the second quarter of 2019 was $2.0 million, as compared to $1.3 million for the second quarter of 2018. The provision for loan losses for the six months ended June 30, 2019 was a credit of $81,000, as compared to $2.7 million for six months ended June 30, 2018. The negative provision for loan losses for the six months ended June 30, 2019 consisted of a $4.2 million provision recorded as a result of the record loan growth during 2019, and recoveries of $4.3 million, of which $4.2 million related to the taxi medallion loans

Mark R. DeFazio, the Company’s President and Chief Executive Officer, commented, “I am pleased with the sustainable growth in loans and deposits. We were modestly affected by margin compression this quarter as we continue to work on various new deposit strategies that will drive lower funding costs and address the flattening of the yield curve. While the growth in our new deposit verticals has resulted in additional costs ahead of revenue due to the inverted yield curve, these new initiatives will yield enhanced profitability and stability to the MCB franchise, which will become increasingly evident over time.”

Mr. DeFazio continued, “Since the inception of MCB 20 years ago we have developed significant diversification on both sides of the balance sheet. This strategy has defended the bank through volatile interest rate environments as well as market conditions that affect asset quality. We expect this strategy to prove its value again as we continue to deal with a difficult yield curve. As we stay very focused on our core strategy, we expect to continue to take market share from larger regional banks.”

Balance Sheet

The Company had total assets of $2.96 billion at June 30, 2019, compared with $2.18 billion at December 31, 2018. Loans, net of deferred fees and unamortized costs, increased to $2.34 billion at June 30, 2019 as compared to $1.87 billion at December 31, 2018. For the three and six months ended June 30, 2019, the Bank’s loan production was $299.7 million and $571.9 million, respectively, as compared to $153.8 million and $390.6 million for the three and six months ended June 30, 2018, respectively.

Total cash and cash equivalents increased $200.4 million, or 86.0%, to $433.4 million at June 30, 2019, as compared to $233.0 million at December 31, 2018. Total securities, primarily those classified as available-for-sale increased to $137.1 million, or 269.4% at June 30, 2019, as compared to $37.1 million at December 31, 2018. The increases in cash and cash equivalents and securities were primarily due to the strong growth in deposits of $715.6, partially offset by growth in loans of $470.4 million at June 30, 2019, as compared to December 31, 2018.

Total deposits increased $715.6 million, or 43.1%, to $2.38 billion at June 30, 2019, as compared to $1.66 billion at December 31, 2018. This was due to increases of $410.9 million in interest-bearing demand deposits and $304.7 million in non-interest-bearing deposits.

Total borrowings increased by $5.0 million to $235.2 million at June 30, 2019, as compared to $230.2 million at December 31, 2018. This was due to an increase of $5.0 million in Federal Home Loan Bank advances, which were used to support the Bank’s loan growth.

Total stockholders’ equity was $281.3 million at June 30, 2019, as compared to $264.5 million at December 31, 2018. The increase of $16.8 million was primarily due to net income of $14.6 million for the six months ended June 30, 2019.

Metropolitan Commercial Bank meets all the requirements to be considered “Well-Capitalized” under applicable regulatory guidelines. At June 30, 2019, total Commercial Real Estate Loans (“CRE”) were 372.5% of risk-based capital, as compared to 312.4% at December 31, 2018.

Income Statement

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2019	2018	2019	2018
Net income	$6,057	$5,865	$14,588	$12,156
Diluted earnings per common share	0.71	0.70	1.72	1.46
Annualized return on average assets	0.91%	1.20%	1.18%	1.28%
Annualized return on average equity	8.71%	9.53%	10.66%	10.00%
Annualized return on average common equity*	8.89%	9.75%	10.88%	10.23%

*Common equity excludes Class B preferred stock. See reconciliation to GAAP measures on page 14.

Net Income Summary

Net income increased $192,000 to $6.1 million for the second quarter of 2019, as compared to $5.9 million for the same period in 2018. This increase was due primarily to a $5.5 million increase in net interest income, partially offset by $4.4 million increase in non-interest expense and a $680,000 increase in provision for loan losses.

Net income increased $2.4 million to $14.6 million for six months ended June 30, 2019, as compared to $12.2 million for the same period in 2018. This increase was due primarily to a $9.6 million increase in net interest income and a $2.8 million decrease in the provision for loan losses, partially offset by a $2.9 million decrease in non-interest income and a $5.9 million increase in non-interest expense.

Net Interest Margin Analysis

Three months ended
June 30, 2019	June 30, 2018
Average	Average
Outstanding	Yield/Rate	Outstanding	Yield/Rate
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	(annualized)
Assets:
Interest-earning assets:
Loans (1)	$2,226,557	$28,019	5.05%	$1,532,073	$17,996	4.71%
Available-for-sale securities	54,389	342	2.49%	27,942	146	2.07%
Held-to-maturity securities	4,287	22	2.01%	5,096	27	2.09%
Equity investments - non-trading	3,223	16	1.96%	2,175	12	2.13%
Overnight deposits	330,962	2,060	2.50%	340,300	1,534	1.81%
Other interest-earning assets	31,371	369	4.72%	35,932	283	3.16%
Total interest-earning assets	2,650,789	30,828	4.66%	1,943,518	19,998	4.13%
Non-interest-earning assets	38,093	20,134
Allowance for loan and lease losses	(21,466)	(16,742)
Total assets	$2,667,416	$1,946,910

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$1,071,388	$5,235	1.96%	$549,950	$1,428	1.04%
Certificates of deposit	112,538	701	2.50%	84,636	371	1.76%
Total interest-bearing deposits	1,183,926	5,936	2.01%	634,586	1,799	1.14%
Borrowed funds	242,493	1,955	3.19%	80,772	804	3.99%
Total interest-bearing liabilities	1,426,419	7,891	2.22%	715,358	2,603	1.46%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	937,222	948,021
Other non-interest-bearing liabilities	25,750	37,422
Total liabilities	2,389,391	1,700,801

Stockholders' Equity	278,025	246,109
Total liabilities and equity	$2,667,416	$1,946,910

Net interest income	$22,937	$17,395
Net interest rate spread (2)	2.44%	2.67%
Net interest-earning assets	$1,224,370	$1,228,160
Net interest margin (3)	3.47%	3.59%
Ratio of interest earning assets to interest bearing liabilities	1.86	x	2.72	x

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Six months ended
June 30, 2019	June 30, 2018
Average	Average
Outstanding	Outstanding
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets:
Interest-earning assets:
Loans (1)	$2,100,546	$53,069	5.09%	$1,504,695	$35,208	4.72%
Available-for-sale securities	42,521	546	2.55%	28,801	301	2.08%
Held-to-maturity securities	4,382	45	2.04%	5,207	54	2.10%
Equity investments - non-trading	3,216	39	2.41%	2,169	23	2.13%
Overnight deposits	280,216	3,449	2.48%	304,686	2,577	1.71%
Other interest-earning assets	27,866	670	4.85%	35,838	528	2.97%
Total interest-earning assets	2,458,747	57,818	4.74%	1,881,396	38,691	4.15%
Non-interest-earning assets	40,739	34,055
Allowance for loan and lease losses	(20,489)	(16,057)
Total assets	$2,478,997	$1,899,394

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$980,365	$9,271	1.91%	$532,301	$2,619	0.99%
Certificates of deposit	108,934	1,311	2.43%	78,761	619	1.58%
Total interest-bearing deposits	1,089,299	10,582	1.96%	611,062	3,238	1.07%
Borrowed funds	226,918	3,721	3.26%	82,535	1,542	3.77%
Total interest-bearing liabilities	1,316,217	14,303	2.19%	693,597	4,780	1.39%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	864,470	919,990
Other non-interest-bearing liabilities	24,598	42,608
Total liabilities	2,205,285	1,656,195

Stockholders' Equity	273,712	243,199
Total liabilities and equity	$2,478,997	$1,899,394

Net interest income	$43,515	$33,911
Net interest rate spread (2)	2.55%	2.75%
Net interest-earning assets	$1,142,530	$1,187,799
Net interest margin (3)	3.57%	3.63%
Ratio of interest earning assets to interest bearing liabilities	1.87	x	2.71	x

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

Net Interest Income

Interest income increased $10.8 million to $30.8 million for the second quarter of 2019, as compared to $20.0 million for the second quarter of 2018. This increase was due primarily to a $10.0 million increase in interest income on loans. The increase in interest income on loans was due to a $694.5 million increase in the average balance of loans to $2.23 billion and a 34 basis point increase in the average yield to 5.05% for the second quarter of 2019, as compared to 4.71% for the second quarter of 2018.

Interest income increased $19.1 million to $57.8 million for the six months ended June 30, 2019, as compared to $38.7 million for the six months ended June 30, 2018. This increase was due primarily to a $17.9 million increase in interest income on loans. The increase in interest income on loans was due to a $595.9 million increase in the average balance of loans to $2.10 billion and a 37 basis point increase in the average yield to 5.09% for the six months ended June 30, 2019.

Interest expense was $7.9 million for the second quarter of 2019, as compared to $2.6 million for the second quarter of 2018, an increase of $5.3 million. This increase was due to a $4.1 million increase in interest on deposits and a $1.2 million increase in interest on borrowings. The increase in interest expense on deposits was due primarily to a $549.3 million increase in the average balance of interest-bearing deposits to $1.18 billion for the second quarter of 2019 and an 87 basis point increase in the average cost of deposits to 2.01%. Interest expense on borrowings increased primarily due to an increase in the average balance of borrowings of $161.7 million to $242.5 million for the second quarter of 2019, as compared to $80.8 million for the second quarter of 2018.

Interest expense was $14.3 million for the six months ended June 30, 2019, as compared to $4.8 million for the six months ended June 30, 2018, an increase of $9.5 million. This increase was due primarily to a $7.3 million increase in interest on deposits and a $2.2 million increase in interest on borrowings. The increase in interest expense on deposits was due primarily to a $478.2 million increase in the average balance of interest-bearing deposits to $1.09 billion for the six months ended June 30, 2019 and an 89 basis point increase in the average cost of deposits to 1.96%. Interest expense on borrowings increased primarily due to increase in the average balance of borrowings of $144.4 million to $226.9 million for the six months ended June 30, 2019, as compared to $82.5 million for the six months ended June 30, 2018.

Net interest margin decreased 12 basis points to 3.47% for the second quarter of 2019 from 3.59% for the second quarter of 2018. Total average interest-earning assets increased $707.3 million for the second quarter of 2019 as compared to the second quarter of 2018, due primarily to a $694.5 million increase in the average balance of loans. The total yield on average interest-earning assets increased 53 basis points to 4.66% in the second quarter of 2019 as compared to 4.13% in the same period in 2018. The cost of interest-bearing liabilities increased 76 basis points to 2.22% for the second quarter of 2019, as compared to 1.46% for the second quarter of 2018. As the yield curve flattened and inverted over the last year, the cost of deposits and short-term borrowings grew at a higher rate than the yield on average interest earning assets, resulting in a lower net interest margin for the second quarter of 2019, as compared to the second quarter of 2018. In addition, non-interest-bearing deposits accounted for 44% of total average deposits in the second quarter of 2019 as compared to 60% in the second quarter of 2018. When compared to the second quarter of 2018, yields on interest-earning assets increased at a rate of 13%, while the cost of deposits and short-term borrowings grew at a rate of 52%.

Net interest margin decreased 7 basis point to 3.57% for the six months ended June 30, 2019 from 3.63% for the six months ended June 30, 2018. Total average interest-earning assets increased $577.4 million for the six months ended June 30, 2019 as compared to the six months ended June 30, 2018, due primarily to a $595.9 million increase in the balance of loans and a $13.9 million increase in the average balance of securities, which was partially offset by a decrease of $32.4 million in average balance of overnight funds and other interest-earning assets. The total yield on average interest-earning assets increased 59 basis points to 4.74% in the six months ended June 30, 2019 as compared to 4.15% in the same period in 2018. The cost of interest-bearing liabilities increased 80 basis points to 2.19% for the six months ended June 30, 2019, as compared to 1.39% for the same period in 2018. As the yield curve flattened and inverted over the last year, the cost of deposits and short-term borrowings grew at a higher rate than the yield on average interest-earning assets, resulting in a lower net interest margin for the six months ended June 30, 2019, as compared to the same period in 2018. In addition, non-interest-bearing deposits accounted for 44% of total average deposits for the six months ended June 30, 2019 as compared to 60% for the six months ended June 30, 2018. When compared to the six months ended June 30, 2018, yields on interest-earning assets increased at a rate of 14%, while the cost of borrowing grew at a rate of 58%.

Asset Quality

Non-performing assets consist of non-accrual loans, accruing loans that are 90 days or more past due, consumer loans placed in forbearance with payments past due over 90 days and still accruing, non-accrual troubled debt restructurings and real estate owned (“REO”) that has been acquired in partial or full satisfaction of loan obligations or upon foreclosure. The Bank had no REO properties at June 30, 2019 and December 31, 2018.

(dollars in thousands)	June 30, 2019	December 31, 2018
Non-performing assets:
Non-accrual loans:
Commercial	$—	$—
One-to-four family	—	—
Commercial and industrial	—	—
Consumer	38	50
Total non-accrual loans	$38	$50
Accruing loans 90 days or more past due	1,074	239
Total non-performing loans and assets	$1,112	$289
Nonaccrual loans as % of loans outstanding	—%	—%
Non-performing loans as % of loans outstanding	0.05%	0.02%
Allowance for loan losses	$(22,715)	$(18,942)
Allowance for loan losses as % of loans outstanding	0.97%	1.02%

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2019	2018	2019	2018
Provision/(credit) for loan losses	$1,950	$1,270	$(81)	$2,747
Charge-offs	$69	$67	$416	$224
Recoveries	$—	$—	$(4,270)	$(53)
Net charge-offs/(recoveries) as % of average loans (annualized)	0.01%	0.02%	(0.37)%	0.02%

The provision for loan losses for the second quarter of 2019 was $2.0 million, as compared to $1.3 million for 2018. The provision for loan losses for the six months ended June 30, 2019 was a credit of $81,000, as compared to $2.7 million for six months ended June 30, 2018. The negative provision for loan losses for the six months ended June 30, 2019 consisted of a $4.2 million provision recorded as a result of the record loan growth during 2019, and recoveries of $4.3 million, of which $4.2 million related to the taxi medallion loans.

Non-Interest Income

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2019	2018	2019	2018
Service charges on deposit accounts	$908	$821	$1,727	$2,731
Prepaid third-party debit card income	1,422	1,519	2,679	2,427
Other service charges and fees	313	346	591	2,840
Unrealized gain/(loss) of equity securities	31	—	70	—
Gains/(Losses) on sale of securities	—	(37)	—	(37)
Total non-interest income	$2,674	$2,649	$5,067	$7,961

Non-interest income was substantially unchanged at $2.7 million in the second quarter of 2019, as compared to $2.6 million in the second quarter of 2018.

Non-interest income decreased by $2.9 million to $5.1 million in the six months ended June 30, 2019, as compared to $8.0 million for the six months ended June 30, 2018, primarily due to decreases of $1.0 million in service charges on deposits and $2.2 million in other charges and fees, partially offset by an increase in debit card income of $252,000. The decrease in service charges on deposits was primarily due to a decline of $1.1 million in wire fees related to transactions by digital currency customers. The decrease in other service charges and fees was due to a $2.1 million decrease in foreign currency conversion fees, which were at an elevated level during first quarter of 2018 as customers, particularly those in the digital currency business, were transferring funds from their global corporate accounts back into their U.S. accounts with the Bank.

Non-Interest Expense

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2019	2018	2019	2018
Compensation and benefits	$7,921	$6,126	$15,411	$12,443
Bank premises and equipment	1,348	1,288	2,683	2,468
Professional fees	917	841	1,711	1,619
Technology costs	2,618	609	4,003	2,115
Other expenses	1,920	1,411	3,610	2,868
Total non-interest expense	$14,724	$10,275	$27,418	$21,513

Non-interest expense increased $4.4 million to $14.7 million during the second quarter of 2019 as compared to $10.3 million for the second quarter of 2018. Compensation and benefits increased $1.8 million to $7.9 million for the second quarter of 2019 as compared to $6.1 million for the second quarter of 2018. This increase was due primarily to an increase of 24 full-time equivalent employees for the second quarter of 2019, as compared to the second quarter of 2018. This increase included 9 employees in back-office operations and risk management positions to support the Bank’s growth. Technology costs increased $2.0 million for the second quarter of 2019 as compared to the second quarter of 2018. For the second quarter of 2019, technology costs included licensing fees related to software interfaces for specialty deposit products of $1.8 million as compared to $185,000 for the second quarter of 2018, an increase of $1.6 million. Specialty deposits are designed for clients who are in possession of or have discretion over large deposits such as property management companies, title companies and bankruptcy trustees.

Non-interest expense increased $5.9 million to $27.4 million for the six months ended June 30, 2019 as compared to $21.5 million for the six months ended June 30, 2018. Compensation and benefits increased $3.0 million to $15.4 million for the six months ended June 30, 2019 as compared to $12.4 million for the six months ended June 30, 2018. This increase was due primarily to an increase of 24 full-time equivalent employees for the first six months of 2019 as compared to the first six months of 2018. This increase included 9 employees in back-office operations and risk management positions to support the Bank’s growth. Technology costs increased $1.9 million for the six months ended June 30, 2019 as compared to $2.1 million for the six months ended June 30, 2018. For the six months ended June 30, 2019, technology costs included licensing fees related to software interfaces for specialty deposit products of $2.8 million as compared to $309,000 for the six months ended June 30, 2018, an increase of $2.5 million. This increase was partially offset by a decrease of $704,000 in transaction costs related to the decreased volume of wire transactions by digital currency customers in the six months ended June 30, 2019 as compared to the six months ended June 30, 2018.

About Metropolitan Bank Holding Corporation

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank. The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates six locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs. Metropolitan Commercial Bank is a New York State chartered commercial bank, a Federal Reserve System member bank whose deposits are insured up to applicable limits by the FDIC, and an equal opportunity lender. For more information, please visit www.mcbankny.com.

Forward Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may”, “believe”, “expect”, “anticipate”, “plan”, “continue”, or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K, as well as an unexpected deterioration in our loan portfolio, unexpected increases in our expenses, greater than anticipated growth and our ability to manage such growth, unanticipated regulatory action, unexpected changes in interest rates, an unanticipated decrease in deposits, an unanticipated loss of key personnel, an unanticipated loss of existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, unanticipated increases in Federal Deposit Insurance Corporation costs and unanticipated adverse changes in our customers’ economic conditions or economic conditions in our local area in general.

Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement.

Consolidated Balance Sheet

	June 30, 2019	December 31, 2018
Assets
Cash and due from banks	$9,115	$9,246
Overnight deposits	424,276	223,704
Total cash and cash equivalents	433,391	232,950
Investment securities available for sale	130,755	30,439
Investment securities held to maturity	4,161	4,571
Investment securities -- Equity investments	2,193	2,110
Total securities	137,109	37,120
Other investments	22,972	22,287
Loans, net of deferred fees and unamortized costs	2,335,573	1,865,216
Allowance for loan losses	(22,715)	(18,942)
Net loans	2,312,858	1,846,274
Receivable from prepaid card programs, net	16,533	8,218
Accrued interest receivable	7,795	5,507
Premises and equipment, net	6,626	6,877
Prepaid expenses and other assets	10,967	8,158
Goodwill	9,733	9,733
Accounts receivable, net	2,629	5,520
Total assets	$2,960,613	$2,182,644
Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$1,103,278	$798,563
Interest-bearing deposits	1,272,844	861,991
Total deposits	2,376,122	1,660,554
Federal Home Loan Bank of New York advances	190,000	185,000
Trust preferred securities	20,620	20,620
Subordinated debt, net of issuance cost	24,573	24,545
Accounts payable, accrued expenses and other liabilities	50,716	18,439
Accrued interest payable	1,535	1,282
Prepaid third-party debit cardholder balances	15,717	7,687
Total liabilities	2,679,283	1,918,127

Class B preferred stock	3	3
Common stock	82	82
Additional paid in capital	214,880	213,490
Retained earnings	65,818	51,415
Accumulated other comprehensive gain (loss), net of tax effect	547	(473)
Total stockholders’ equity	281,330	264,517
Total liabilities and stockholders’ equity	$2,960,613	$2,182,644

Consolidated Statement of Income (unaudited)

	Three months ended June 30,		Six months ended June 30,
(dollars in thousands)	2019	2018	2019	2018
Total interest income	$30,828	$19,998	$57,818	$38,691
Total interest expense	7,891	2,603	14,303	4,780
Net interest income	22,937	17,395	43,515	33,911
Provision for loan losses	1,950	1,270	(81)	2,747
Net interest income after provision for loan losses	20,987	16,125	43,596	31,164

Non-interest income:
Service charges on deposit accounts	908	821	1,727	2,731
Prepaid third-party debit card income	1,422	1,519	2,679	2,427
Other service charges and fees	313	346	591	2,840
Unrealized gain on equity securities	31	—	70	—
Losses on sale of securities	—	(37)	—	(37)
Total non-interest income	2,674	2,649	5,067	7,961

Non-interest expense:
Compensation and benefits	7,921	6,126	15,411	12,443
Bank premises and equipment	1,348	1,288	2,683	2,468
Professional fees	917	841	1,711	1,619
Technology costs	2,618	609	4,003	2,115
Other expenses	1,920	1,411	3,610	2,868
Total non-interest expense	14,724	10,275	27,418	21,513

Net income before income tax expense	8,937	8,499	21,245	17,612
Income tax expense	2,880	2,634	6,657	5,456
Net income	$6,057	$5,865	$14,588	$12,156

Earnings per common share:
Average common shares outstanding - basic	8,173,487	8,129,487	8,171,360	8,126,772
Average common shares outstanding - diluted	8,336,064	8,290,048	8,320,866	8,283,606
Basic earnings	$0.73	$0.72	$1.76	$1.48
Diluted earnings	$0.71	$0.70	$1.72	$1.46

Summary of Income and Performance Measures

Five Quarter Trend (unaudited)

	Quarter Ended
(Dollars in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018
Net interest income	$22,937	$20,578	$18,961	$18,351	$17,395
Provision (credit) for loan losses	1,950	(2,031)	844	(453)	1,270
Net interest income after provision for loan losses	20,987	22,609	18,117	18,804	16,125
Non-interest income	2,674	2,393	2,188	2,012	2,649
Non-interest expense:
Compensation and benefits	7,921	7,490	6,962	6,253	6,126
Other Expense	6,803	5,204	4,640	4,102	4,149
Total non-interest expense	14,724	12,694	11,602	10,355	10,275

Income before income tax expense	8,937	12,308	8,703	10,461	8,499
Income tax expense	2,880	3,777	2,418	3,348	2,634
Net income	6,057	8,531	6,285	7,113	5,865

Performance Measures:
Net income available to common shareholders	5,950	8,396	6,238	7,057	5,816
Per common share:
Basic earnings	$0.73	$1.03	$0.77	$0.87	$0.72
Diluted earnings	$0.71	$1.01	$0.75	$0.85	$0.70
Common shares outstanding:
Average - diluted	8,336,064	8,285,220	8,273,220	8,292,385	8,290,048
Period end	8,320,816	8,320,816	8,217,274	8,207,234	8,205,234
Return on (annualized):
Average total assets	0.91%	1.49%	1.25%	1.45%	1.20%
Average equity	8.71%	12.67%	9.59%	11.22%	9.53%
Average common equity	8.89%	12.93%	9.80%	11.47%	9.75%
Yield on average earning assets	4.66%	4.83%	4.65%	4.49%	4.13%
Cost of interest-bearing liabilities	2.22%	2.15%	1.90%	1.69%	1.46%
Net interest spread	2.44%	2.68%	2.75%	2.80%	2.67%
Net interest margin	3.47%	3.68%	3.77%	3.76%	3.59%
Net charge-offs (recoveries) as % of average loans (annualized)	0.01%	(0.80)%	0.09%	(0.36)%	0.02%
Efficiency ratio	57.49%	55.26%	54.86%	50.85%	51.26%

Consolidated Balance Sheet Summary, Five Quarter Trend (unaudited)

(dollars in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018
Assets
Total Assets	$2,960,613	$2,545,186	$2,182,644	$1,930,714	$1,924,495
Overnight deposits	424,276	346,674	223,704	148,260	240,994
Total securities	137,109	36,272	37,120	32,247	33,974
Other investments	22,972	23,652	22,287	16,645	16,770
Loans, net of deferred fees and unamortized costs	2,335,573	2,102,420	1,865,216	1,698,929	1,599,647

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$1,103,278	$865,908	$798,563	$772,754	$878,703
Interest-bearing deposits	1,272,844	1,100,222	861,991	761,177	661,779
Total deposits	2,376,122	1,966,130	1,660,554	1,533,931	1,540,482
Borrowings	235,193	260,179	230,165	105,151	108,137
Total stockholders' Equity	281,330	273,787	264,517	257,270	249,584

Asset Quality
Total non-accrual loans	$38	$68	$50	$79	$192
Total non-performing loans	$1,112	$1,498	$289	$407	$192
Non-accrual loans to total loans	—%	—%	—%	—%	0.01%
Non-performing loans to total loans	0.05%	0.07%	0.02%	0.02%	0.01%
Allowance for loan losses	(22,715)	(20,834)	(18,942)	(18,493)	(17,463)
Allowance for loan losses to total loans	0.97%	0.99%	1.02%	1.09%	1.09%
Provision for loan losses	1,950	(2,031)	844	(453)	1,270
Net charge-offs (recoveries)	69	(3,923)	395	(1,483)	67

Regulatory Capital
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	11.0%	12.5%	13.7%	13.8%	13.5%
Metropolitan Commercial Bank	11.2	13.4	14.7	14.8	14.5

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	10.7	11.8	13.2	13.9	14.3
Metropolitan Commercial Bank	12.5	13.9	15.6	16.5	17.0

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	11.7	12.9	14.6	15.4	15.8
Metropolitan Commercial Bank	12.5	13.9	15.6	16.5	17.0

Total Risk-Based:
Metropolitan Bank Holding Corp.	13.4	14.8	16.9	17.9	18.4
Metropolitan Commercial Bank	13.4	14.8	16.7	17.6	18.1

Reconciliation of GAAP to Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the accompanying tables.

Balance sheet data, five quarter trend

Dollars in thousands, except per share data	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018
Average assets	$2,667,416	$2,288,551	$2,015,831	$1,960,318	$1,946,910
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible assets	$2,657,683	$2,278,818	$2,006,098	$1,950,585	$1,937,177

Average equity	$278,025	$269,418	$262,030	$253,516	$246,108
Less: Average preferred equity	5,502	5,502	5,502	5,502	5,502
Average common equity	$272,523	$263,916	$256,528	$248,014	$240,606
Less: average intangible assets	9,733	9,733	9,733	9,733	9,733
Average tangible common equity	$262,790	$254,183	$246,795	$238,281	$230,873

Total assets	$2,960,613	$2,545,186	$2,182,644	$1,930,714	$1,924,495
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible assets	$2,950,880	$2,535,453	$2,172,911	$1,920,981	$1,914,762

Total Equity	$281,330	$273,787	$264,517	$257,270	$249,584
Less: preferred equity	5,502	5,502	5,502	5,502	5,502
Common Equity	$275,828	$268,285	$259,015	$251,768	$244,082
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value)	$266,095	$258,552	$249,282	$242,035	$234,349

Common shares outstanding	8,320,816	8,320,816	8,217,274	8,207,234	8,205,234

Book value per share (GAAP)	$33.15	$32.24	$31.52	$30.68	$29.75
Tangible book value per common share (non-GAAP)*	$31.98	$31.07	$30.34	$29.49	$28.56

* Tangible book value divided by common shares outstanding at period-end.

Income data	Three months ended June 30, 2019	Three months ended March 31, 2019	Six months ended June 30, 2019
Net income, as reported (GAAP)	$6,057	$8,531	$14,588
Loan loss recovery related to Medallion loans	—	(4,248)	(4,248)
Tax effect	—	1,304	1,304
Core earnings	6,057	5,587	11,644
Less: Earnings allocated to participating securities	(107)	(89)	(196)
Core earnings available to common stockholders	$5,950	$5,498	$11,448

Weighted average common shares outstanding	8,173,487	8,150,452	8,171,360

Core earnings per basic common share	$0.73	$0.67	$1.40

Diluted
Net income allocated to common stockholders	$5,950	$5,498	$11,448

Average diluted common shares	8,336,064	8,285,220	8,320,866

Diluted core earnings per common share	$0.71	$0.66	$1.38